Filed pursuant to rule 424(B)(3)
Registration Statement No. 333-108658
PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED SEPTEMBER 25, 2003)
PROSPECTUS
UP TO 1,270,429 SHARES OF
SPECTRUM PHARMACEUTICALS, INC.
COMMON STOCK
     This prospectus supplement no. 4 relates to the offer and sale of up to 1,270,429 shares of our common stock by the selling stockholders named in the prospectus dated September 25, 2003, as supplemented by prospectus supplement no. 1 dated October 11, 2006, prospectus supplement no. 2 dated November 22, 2006 and prospectus supplement no. 3 dated January 3, 2007 (the “Prospectus”). This prospectus supplement no. 4 should be read in conjunction with the Prospectus.
     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of the selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus.

Shares of Common Stock
	Beneficially Owned			Shares of Common Stock
	Before Offering		Number of Shares	Beneficially Owned
		% of	of Common Stock	Following the Offering(3)
Name	Number	Class(1)(2)	Offered Hereby	Number	% of Class
Portside Growth and Opportunity Fund (4)	291,503	*	41,677	249,826	*
*	less than 1%

(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of May 25, 2007 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder identified above, the number of shares of our common stock that may be acquired by such selling stockholder upon exercise of the warrant is limited so that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.95% of the total number of shares of our common stock then outstanding unless the selling stockholder provides 61 days’ prior written notice to the Company of its intent to acquire a number of shares that would cause it to exceed the beneficial ownership cap of 9.95% described above.

(3)	Assumes the sale by the selling stockholder of all of the shares of common stock available for resale under the prospectus.

(4)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares to be offered by Portside Growth and Opportunity Fund through the prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside Growth and Opportunity Fund through the prospectus.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS”IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2007